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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                 ---------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                THE GEON COMPANY
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)



                  DELAWARE                                  34-1730488
------------------------------------------           ---------------------------
(State of Incorporation or Organization)                  (I.R.S. Employer
                                                         Identification no.)


     One Geon Center, Avon Lake, Ohio                       44012 - 0122
------------------------------------------           ---------------------------
 (Address of Principal Executive Offices)                     (Zip Code)


If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to section 12(b) of the           pursuant to section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to general instruction            pursuant to general instruction
A. (c), please check the following         A. (d), please check the following
box. [X]                                   box. [ ]


Securities Act registration statement file number to which this form relates:
                                                                      N/A
                                                                ----------------
                                                                 (If applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                      Name of Each Exchange on Which
         to be so Registered                      Each Class is to be Registered
         -------------------                      ------------------------------

         Preferred Share                          New York Stock Exchange, Inc.
         Purchase Rights


Securities to be registered pursuant to Section 12(g) of the Act:

                                                     None


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Item 1.  Description of Registrant's Securities to be Registered.

         This form 8-A/A amends the form 8-A filed with the Commission on or about May 27, 1993. On March 31, 1993, The Geon Company and The Bank of New York, as Rights Agent, executed a Rights Agreement where the Geon Board of Directors declared a dividend distribution which assigned to existing common shareholders rights to purchase preferred shares upon various "triggering" conditions. The Rights Agreement was designed to defend against hostile takeover attempts and established a "triggering" threshold which activates the defense mechanism when an "Acquiring Person" has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares.

         On May 7, 2000, Geon entered into an Agreement and Plan of Consolidation with M. A. Hanna Company, pursuant to which Geon, Hanna, and a to-be-formed Ohio corporation (Newco) will consolidate. In order to facilitate the consolidation, Geon amended the 1993 Rights Agreement so that the consolidation will not "trigger" any of its anti-takeover defense mechanisms. Additionally, Amendment No. 1 amends the definition of the "Expiration Date" such that the Rights issued under the Agreement will terminate on the consummation of the consolidation.

Item 2.  Exhibits

         (1)      Amendment No. 1 to Rights Agreement


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                      THE GEON COMPANY

Date:  May 30, 2000                   By:    /s/ Gregory L. Rutman

                                      Name:  Gregory L. Rutman, Esq.
                                      Title: Vice President, Chief Legal Officer
                                             and Secretary